UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*



                               CBES Bancorp, Inc.
                               ------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    124794108
                                    ---------
                                 (CUSIP Number)


                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


This Schedule is filed pursuant to Rule 13d-1(b).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       [Continued on the following pages]

                                Page 1 of 4 Pages

Page 2 of 4 Pages                                          CUSIP #: 124794108
                                                                    ---------

--------------------------------------------------------------------------------
1. Name of Reporting Person:
     (I.R.S. Identification No. of above person):

     First Financial Fund, Inc.
     13-3341573

--------------------------------------------------------------------------------
2. Check the appropriate box if a member of a group:
     (a) (   )
     (b) (   )

--------------------------------------------------------------------------------
3. SEC use only:


--------------------------------------------------------------------------------
4. Citizenship or Place of Organization:

     Maryland

--------------------------------------------------------------------------------
                                         5.       Sole Voting Power

                                                  0
                                         ---------------------------------------
     Number of shares                    6.       Shared Voting Power

     beneficially owned by                        0
                                         ---------------------------------------
                                         7.       Sole Dispositive Power
     each Reporting Person with
                                                  0
                                         ---------------------------------------
                                         8.       Shared Dispositive Power

                                                  0
--------------------------------------------------------------------------------
9.   Aggregate amount beneficially owned by each reporting person:

     0

--------------------------------------------------------------------------------
10.  Check if the aggregate amount in row (9) excludes certain shares:


--------------------------------------------------------------------------------
11.  Percent of class represented by amount in row (9):

     0%

--------------------------------------------------------------------------------
12.  Type of Reporting Person:

     IV

Page 3 of 4 Pages                                          CUSIP #: 124794108
--------------------------------------------------------------------------------
                                  SCHEDULE 13G
Item 1(a):  Name of Issuer:
---------------------------

                CBES Bancorp, Inc.

Item 1(b):  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

                1001 North Jesse James Road
                Excelsior Springs, Missouri 64024

Item 2(a):  Name of Person Filing:
----------------------------------

                First Financial Fund, Inc.

Item 2(b):  Address of Principal Business Office:
-------------------------------------------------

                Gateway Center Three
                100 Mulberry Street, 9th Floor
                Newark, New Jersey 07102-7503

Item 2(c):  Citizenship:
------------------------

                Maryland

Item 2(d):  Title of Class of Securities:
-----------------------------------------

                Common Stock

Item 2(e):  CUSIP Number:
-------------------------

                320228109

Item 3: Type of Person Filing Pursuant to  ss.ss.240.13d-1(b) or 240.13d-2(b) or
--------------------------------------------------------------------------------
(c):
----

                An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8)

Item 4:  Ownership:
-------------------
                (a) AMOUNT BENEFICIALLY OWNED: First Financial Fund, Inc., a registered closed-end investment company, may be deemed the beneficial owner of 0 shares of common stock of the Issuer.

                (b)    PERCENT OF CLASS: 0%

                (c) VOTING AND DISPOSITIVE POWER: First Financial Fund, Inc. has sole power to vote or to direct the vote and shared power to dispose or to direct the disposition of 0 shares of common stock of the Issuer. First Financial Fund, Inc. has shared power to vote or to direct the vote and sole power to dispose or to direct the disposition of 0 shares of common stock of the Issuer.

Page 4 of 4 Pages                                          CUSIP #: 124794108
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


Item 5:  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

                       This statement is being filed to report the fact that, as
                of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of common stock of the Issuer.

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

                Not Applicable

Item 7:   Identification and Classification of the Subsidiary which Acquired the
--------------------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          ---------------------------------------------------------

                Not Applicable

Item 8:  Identification and Classification of Members of the Group:
-------------------------------------------------------------------

                Not Applicable

Item 9:  Notice of Dissolution of Group:
----------------------------------------

                Not Applicable

Item 10:  Certification:
------------------------

                       By signing below I certify that, to the best of my
                knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature:
----------

                       After reasonable inquiry and to the best of my knowledge
                and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                     Date:  February 11, 2003


                                     Signature:  /s/ Arthur J. Brown
                                                 -------------------------------
                                     Name/Title:  Arthur J. Brown
                                                  Secretary